UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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C.H. Robinson Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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14701 Charlson Road

Eden Prairie, Minnesota 55347

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2014

TO OUR SHAREHOLDERS:

C.H. Robinson Worldwide, Inc.’s Annual Shareholders’ Meeting will be held on Thursday, May 8, 2014, at 1:00 p.m., Central Time. The meeting will be conducted at our office located at 14800 Charlson Road, Eden Prairie, Minnesota. The purposes of the meeting are:

1.	To elect seven directors to serve for a term of one year;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2014; and

4.	To conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Our Board of Directors has selected Tuesday, March 11, 2014, as our record date. Shareholders who own shares of our Common Stock on the record date are entitled to be notified of, and to vote at, our Annual Meeting.

We use the internet to distribute proxy materials to our shareholders. We believe it is an efficient and cost-effective way to provide the material, and it reduces the environmental impact of our annual meeting. The Notice of Internet Availability of Proxy Materials for the Shareholder Meeting, the Proxy Statement, and the Annual Report are available at www.proxyvote.com.

By Friday, March 28, 2014, we will have completed mailing of the Notice of Internet Availability of Proxy Materials to our shareholders. The notice has instructions on how to access our 2014 Proxy Statement and Annual Report and vote online. Shareholders who have requested hard copies will receive the Proxy Statement and Annual Report by mail.

Your vote is important. Please vote as soon as possible by using the internet or by telephone. If you receive a paper copy of the proxy card by mail, please sign and return the enclosed proxy card.

By Order of the Board of Directors

Ben G. Campbell Vice President, General Counsel, and Secretary

March 28, 2014

C.H. ROBINSON WORLDWIDE, INC.

14701 Charlson Road

Eden Prairie, Minnesota 55347

PROXY STATEMENT

FOR THE

2014 ANNUAL MEETING OF SHAREHOLDERS

May 8, 2014

This Proxy Statement is soliciting your proxy for use at the 2014 C.H. Robinson Annual Meeting of Shareholders. A proxy enables your shares of Common Stock to be represented and voted at the Annual Meeting. Our Annual Meeting will be held at 1:00 p.m. Central Time on Thursday, May 8, 2014, at our office located at 14800 Charlson Road in Eden Prairie, Minnesota. The proxy can also be used at any adjournment of the Annual Meeting. If you need special assistance at the Annual Meeting because of a disability, you may contact Ben G. Campbell, our Vice President, General Counsel, and Secretary, by telephone at (952) 937-7829, by email at ben.campbell@chrobinson.com, or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347.

This proxy is requested by the Board of Directors of C.H. Robinson Worldwide, Inc. (“the company,” “we,” “us,” “C.H. Robinson”) for the following purposes:

1.	To elect seven directors to serve for a term of one year;

2.	To approve, on an advisory basis, the compensation of named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2014; and

4.	To conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

We provide our shareholders with the opportunity to access the 2014 Annual Meeting proxy materials over the internet. A Notice of Internet Availability of Proxy Materials is being mailed to all of our shareholders, except those who have previously provided instructions to receive paper copies of our proxy materials. The notice contains instructions on how to access and review our proxy materials on the internet and how to vote your shares. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge, if that is your preference. The notice contains a 12-digit control number that you will need to vote your shares. Please keep the notice for your reference until after our Annual Meeting.

We will have completed mailing the Notice of Internet Availability of Proxy Materials to our shareholders on March 28, 2014.

General Information

Who is entitled to vote?

Holders of record of C.H. Robinson Worldwide, Inc. Common Stock, par value $0.10 per share, at the close of business on March 11, 2014, are entitled to vote at our Annual Meeting. March 11, 2014, is referred to as the record date. As of the record date, 147,330,610 shares of Common Stock were outstanding. Each share is entitled to one vote. There is no cumulative voting.

Shares are counted as present at the Annual Meeting if either the shareholder is present and votes in person at the Annual Meeting, or has properly submitted a proxy by mail, by telephone or by internet. In order to achieve a quorum and conduct business at the Annual Meeting, a majority of our issued and outstanding

Common Stock as of March 11, 2014, must be present and entitled to vote. If a quorum is not represented at the Annual Meeting, the shareholders and proxies entitled to vote will have the power to adjourn the Annual Meeting until a quorum is represented.

How can I vote?

If you submit your vote before the Annual Meeting using any of the following methods, your shares of Common Stock will be voted as you have instructed:

•

By Internet: You can vote your shares using the internet, at www.proxyvote.com. You may access this website 24 hours a day, and voting is available through 11:59 p.m. Eastern Time on Wednesday, May 7, 2014. You will need the 12-digit control number that was included in the notice of proxy materials that was mailed to you. The internet voting website has easy to follow instructions and allows you to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the internet voting instruction in the notice you received from your bank, broker, trustee, or other record holder.

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By Telephone: You can vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your notice of proxy materials. At that site, you will be provided with a telephone number for voting. Alternatively, if you request paper copies of the proxy materials, your proxy card, or voting instruction form will have a toll-free telephone number that you may use to vote your shares. Telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, May 7, 2014. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. As with internet voting, you will be able to confirm that the system has properly recorded your votes.

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By Mail: If you choose to receive paper copies of the proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you choose to receive paper copies of the proxy materials by mail, and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

Your vote is important, and we encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Time on Wednesday, May 7, 2014, for all shares entitled to vote. If you are a beneficial shareholder (you hold your shares through a nominee, such as a broker), your nominee can advise you whether you will be able to submit voting instructions by telephone or via the internet. Submitting your proxy will not affect your right to vote in person, if you decide to attend the Annual Meeting.

What happens if I return my proxy without voting instructions?

If you do not return voting instructions with your proxy, your proxy will be voted:

•	FOR the election of the director nominees named in this Proxy Statement;

•	FOR approval of the compensation of named executive officers;

•

FOR the ratification of Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Generally, a shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not considered present for the purpose of determining whether a nominee is elected or a proposal has been approved. Brokers cannot vote on their customers’ behalf on “non-routine” proposals without receiving voting instructions from a customer.

What is the effect of an abstention or broker non-vote on each proposal?

With regard to the election of directors and the ratification of Deloitte & Touche:

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If you abstain from voting on a nominee or a proposal, your shares will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote on these proposals and, accordingly, will have the effect of a vote against the nominee or proposal.

•

If you do not vote (including a broker non-vote) on a nominee or a proposal, your shares will not be deemed present for the purposes of determining whether a nominee is elected or a proposal is approved.

With regard to the advisory proposal on the compensation of our named executive officers:

•	If you abstain or do not vote (including a broker non-vote) on this proposal, your vote or failure to vote will not have any impact on the outcome of this proposal.

What is the required vote on each matter?

Pursuant to our Bylaws, each of the proposals in this Proxy Statement (other than the advisory vote on the compensation of our named executive officers) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meetings and entitled to vote, provided that a quorum is present at the meeting. Regarding the advisory vote on the compensation of our named executive officers, we will consider shareholders to have approved this proposal if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal.

How do I revoke my proxy?

You may revoke your proxy and change your vote at any time before the voting closes at the Annual Meeting. You may do this by submitting a properly executed proxy with a later date, or by delivering a written revocation to the Secretary’s attention at the company’s address listed above, or in person at the Annual Meeting.

Shareholder Proposals and Other Matters

As of the date of this Proxy Statement, neither the company nor the Board of Directors knows of any other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will have discretionary authority to vote on such matters and will vote according to their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

The C.H. Robinson Board of Directors had historically been divided into three classes. However, at the company’s 2012 Annual Meeting, shareholders voted to amend and restate the company’s Certificate of Incorporation to eliminate the classification of the Board of Directors. As a result of that amendment, beginning with our 2013 Annual Meeting, directors nominated for election to the company’s Board of Directors have been and are now elected to serve one-year terms. The elimination of the classification of the Board of Directors did not affect the term of the directors elected in 2012. David W. MacLennan, James B. Stake, and John P. Wiehoff serve in the class elected in 2012 and whose term expires in 2015. The Board of Directors has set the number of directors constituting the Board of Directors at 10.

Scott P. Anderson, Robert Ezrilov, Wayne M. Fortun, Mary J. Steele Guilfoile, Jodee A. Kozlak, ReBecca Koenig Roloff, and Brian P. Short are directors whose term expires at the 2014 Annual Meeting. On the recommendation of our Governance Committee, the Board of Directors has nominated Ms. Guilfoile, Ms. Kozlak, Ms. Roloff, and Messrs. Anderson, Ezrilov, Fortun, and Short for election to the Board of Directors at the Annual Meeting for terms of one year. Each has indicated a willingness to serve.

John P. Wiehoff and Ben G. Campbell will vote the proxies received by them for the election of Ms. Guilfoile, Ms. Kozlak, Ms. Roloff, and Messrs. Anderson, Ezrilov, Fortun, and Short, unless otherwise directed. If any nominee becomes unavailable for election at the Annual Meeting, John P. Wiehoff and Ben G. Campbell may vote for a substitute nominee at their discretion as recommended by the Board of Directors.

The Board of Directors has determined that all of the continuing directors, except for John P. Wiehoff, are independent under the current standards for “independence” established by the NASDAQ Global Market, on which C.H. Robinson’s stock is listed. In connection with its evaluation of director independence, the Board of Directors considered the following transactions, all of which were entered into in the ordinary course of business:

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For Ms. Kozlak, goods and services provided in the ordinary course of business by the company to Target Corporation, where Ms. Kozlak is employed, and which were immaterial to either company’s revenue or operations in the last three fiscal years.

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For Mr. MacLennan, services provided in the ordinary course of business by the company to Cargill Incorporated, where Mr. MacLennan is employed, and which were immaterial to either company’s revenue or operations in the last three fiscal years.

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For Mr. Short, services provided in the ordinary course of business by Admiral Merchants Motor Freight, Inc. (“AMMF”), an entity in which, together with a number of his family members, Mr. Short holds a controlling interest. In 2013, AMMF provided services to C.H. Robinson as a contracted motor carrier. In addition, we receive health plan administration services and health claim stop loss insurance products from UnitedHealth Group Incorporated, of which Marianne D. Short, a sister of Mr. Short, was the chief legal officer during 2013. The amounts paid to UnitedHealth Group for such services and products were immaterial to either company’s revenue or operations in the last three fiscal years.

The Board considered these relationships and their significance in determining that these directors are independent. Information concerning the incumbent directors is below.

Director Biographies and Qualifications

Scott P. Anderson (Nominee with term expiring in 2014)

Scott P. Anderson, 47 years old, has been a director of the company since 2012. He is chairman, president, and chief executive officer of Patterson Companies, Inc. (“Patterson”) (NASDAQ: PDCO). Mr. Anderson was elected president and chief executive officer of Patterson in April 2010. Mr. Anderson was elected chairman of Patterson’s Board of Directors in 2013. He has worked with Patterson since 1993. Prior to June 2006 when he became president of Patterson Dental Supply, Inc., Mr. Anderson held senior management positions in the dental unit, including vice president, sales, and vice president, marketing. He became one of Patterson’s directors in June 2010. Mr. Anderson is a past chairman of the Dental Trade Alliance. He currently serves on the Board of Directors of the Ordway Theater. Mr. Anderson earned his MBA from Northwestern University, Kellogg School of Management, and his bachelor’s degree from Gustavus Adolphus College.

Mr. Anderson has significant public company senior management and executive experience through his service in several senior leadership positions at Patterson. He also has public company board experience, having served as a member of Patterson’s Board of Directors since 2010. Mr. Anderson also brings substantial sales and marketing expertise to the company, having served as Patterson’s vice president, sales, and vice president, marketing.

Robert Ezrilov (Nominee with term expiring in 2014)

Robert Ezrilov, 69 years old, has been a director of the company since 1995. Mr. Ezrilov is currently the chief executive officer of Cogel Management Company (an investment management company) (“Cogel”), and has been an employee of Cogel since 2003. From July 1997 to April 2001, he was president of Metacom, Inc. From April 1995 to July 1997, Mr. Ezrilov was self-employed as a business consultant. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 after obtaining a Bachelor of Science in Business degree at the University of Minnesota. He serves as an advisory board member to Holiday Companies, a private owner and operator of gasoline and convenience stores.

With nearly 19 years of service on the company’s board, Mr. Ezrilov is our longest serving director and has developed a deep knowledge of our business. He also has significant management experience as a former chief executive officer and, by training through his years of service with Arthur Andersen, LLP, he has extensive accounting experience and insight. Mr. Ezrilov meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. Mr. Ezrilov also has experience from previous service as a director of other public companies.

Wayne M. Fortun (Nominee with term expiring in 2014)	Wayne M. Fortun, 65 years old, has been a director of C.H. Robinson since 2001. He is chairman of the Board of Hutchinson Technology Inc. (NASDAQ: HTCH), a global technology manufacturer. Mr. Fortun joined Hutchinson Technology Inc. in 1975, and until 1983, he held various positions in engineering, marketing, and operations. In 1983, he was elected director, president, and chief operating officer of Hutchinson Technology Inc., and in

May 1996, he was appointed its chief executive officer and was appointed to the Board of Directors. In October 2012, he was appointed chairman of the board and retired as CEO. Mr. Fortun also serves on the Board of Directors of G&K Services, Inc. (NYSE: GKSR).

Through Mr. Fortun’s long tenure with Hutchinson, including as chief executive officer and member of the board, he possesses significant leadership and strategic planning skills. Because of Hutchinson’s worldwide footprint, Mr. Fortun has broad international business experience relevant to the company’s operations. He also has public company board experience through his membership on the Boards of Hutchinson and G&K.

Mary J. Steele Guilfoile (Nominee with term expiring in 2014)

Mary J. Steele Guilfoile, 60 years old, joined C.H. Robinson as a director in 2012. Ms. Guilfoile is chairman of MG Advisors, Inc., a privately owned financial services merger and acquisition advisory and consulting services firm. Prior to joining MG Advisors in 2002, Ms. Guilfoile spent twelve years with JP Morgan Chase and its predecessor companies, Chase Manhattan Corporation and Chemical Banking Corporation, as executive vice president, corporate treasurer, and chief administrative officer for its investment bank, and in various merger integration, executive management, and strategic planning positions. Ms. Guilfoile currently serves on the boards of The Interpublic Group of Companies (NYSE: IPG), where she is chairman of the Audit Committee, and Valley National Bancorp (NYSE: VLY). Ms. Guilfoile earned her Master of Business Administration from Columbia University Graduate School of Business, and her bachelor’s degree from Boston College.

Ms. Guilfoile has significant experience and expertise in the areas of corporate mergers and acquisitions, business integration, and financing through her association with the investment banks of several large financial institutions. She also has public board experience through her membership on the Boards of Interpublic and Valley National. Ms. Guilfoile meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

Jodee A. Kozlak (Nominee with term expiring in 2014)

Jodee A. Kozlak, 51 years old, has been a director of the company since 2013. Ms. Kozlak is an executive vice president at Target Corporation (NYSE: TGT), a member of its Executive Committee, and a trustee of the Target Foundation. She joined Target in 2001 and has held various director and executive positions within Target’s Human Resources Department. Prior to joining Target, Ms. Kozlak was a partner at the law firm Greene Espel, PLLP, a senior associate at the firm Oppenheimer Wolff & Donnelly, and a senior auditor at Arthur Andersen & Co. Ms. Kozlak is the current past president of the Guthrie Theater, holds a position on the Board of Overseers of the University of Minnesota Carlson School of Business, and is on the Board of Directors of OneVillage Partners. Ms. Kozlak received a Bachelor of Arts degree in accounting from the College of St. Thomas and a Juris Doctorate from the University of Minnesota.

Through her service as Target’s executive vice president of human resources, Ms. Kozlak has developed significant knowledge and expertise in the area of human capital development. Ms. Kozlak’s experience with Target has also given her a deep understanding of executive compensation within a public company.

ReBecca Koenig Roloff (Nominee with term expiring in 2014)

ReBecca Koenig Roloff, 59 years old, has been a director of the company since 2004. She has been the chief executive officer of the Minneapolis YWCA since August 2005. Prior to that, she was a senior vice president at American Express Financial Advisors, where she had been since 1988, serving as an executive in several field management and operations roles. Prior to joining American Express Financial Advisors, Ms. Roloff worked for The Pillsbury Company in a variety of supply chain management, marketing, and business management positions, including serving as vice president and business manager of Green Giant Fresh Vegetables. She started her career at Cargill, Inc. Ms. Roloff holds a Master of Business Administration with distinction from Harvard Business School and a Bachelor of Arts from St. Catherine University in St. Paul, Minnesota. She has chaired several community Boards of Trustees including The Blake School in Hopkins, Minnesota, St. Catherine University, and The Children’s Theatre Company. She currently serves on the Board of Directors for Allina Health and is recent past president of the Minnesota Women’s Economic Roundtable, and current president of the International Women’s Forum, of Minnesota.

Ms. Roloff’s leadership positions at The Pillsbury Company, American Express Financial Advisors, and the Minneapolis YWCA provide her with extensive management and strategic planning skills. In addition, her work at The Pillsbury Company has provided her with insight into the produce sourcing business in which we engage.

Brian P. Short (Nominee with term expiring in 2014)

Brian P. Short, 64 years old, has been a director of the company since 2002. He is chief executive officer of Leamington Co. (“Leamington”), a holding company with interests in transportation, community banking, agricultural production, and real estate. Mr. Short has held the chief executive officer position at Leamington since 2007. Leamington operates Admiral Merchants Motor Freight, Inc., St. Paul Flight Center, Inc., First Farmers & Merchants Banks, and Benson Parking Services, Inc. Mr. Short also serves as a legal mediator and previously served as a United States Magistrate. He has done community service on the Board of Directors of Catholic Charities, St. Joseph’s Home for Children, Saint Thomas Academy, and William Mitchell College of Law. He also serves on the Advisory Council to the Law School of the University of Notre Dame and the Board of Governors of the Law School of the University of St. Thomas. Mr. Short has an undergraduate degree in economics from the University of Notre Dame and is also a graduate of its law school.

Mr. Short has significant executive experience and, in particular, has experience in the trucking industry through his leadership position at Admiral Merchants Motor Freight, a trucking and transportation services company. In addition, with Mr. Short’s legal background and experience, he provides valuable insight into the company’s enterprise risk management areas. Mr. Short meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

David W. MacLennan (Director with term expiring in 2015)

David W. MacLennan, 54 years old, joined C.H. Robinson as a director in 2010. Mr. MacLennan is president, chief executive officer, and a member of the Board of Directors of Cargill Incorporated, a privately held company and world leading producer and marketer of food, agricultural, financial, and industrial products and services. He joined Cargill in 1991, and has held various management positions within Cargill, both in the U.S. and abroad, including within the financial, risk management, energy and animal platforms, living in London, UK, and Geneva, Switzerland. Prior to joining Cargill, Mr. MacLennan worked in the futures and securities trading sector in Chicago and for U.S. Bancorp Piper Jaffray in Minneapolis. In addition to the C.H. Robinson and Cargill boards, Mr. MacLennan also serves on the Board of Greater Minneapolis St. Paul Regional Economic Development Partnership. He holds a Bachelor Degree in English from Amherst College and an M.B.A. in Finance from the University of Chicago.

Through his service as Cargill’s president and chief executive officer, Mr. MacLennan has developed significant leadership and strategic planning skills, as well as a demonstrated ability to understand and apply complex accounting principles. Mr. MacLennan’s experience as a member of Cargill’s Board of Directors provides him with valuable perspective on the role of a large company board of directors. Mr. MacLennan’s foreign leadership positions with Cargill enable him to analyze and evaluate C.H. Robinson’s international operations.

James B. Stake (Director with term expiring in 2015)

James B. Stake, 61 years old, joined C.H. Robinson as a director in 2009. Mr. Stake retired from 3M Company in 2008, serving most recently as executive vice president of 3M’s Enterprise Services. He served in a variety of leadership positions at 3M Company, leading global health care, industrial, and commercial businesses ranging in size from $100 million to over $3 billion. During his career, he served over 12 years of foreign assignments in Europe and South America. In addition to his career at 3M, Mr. Stake serves as a board member and chairs the Compensation Committee for Otter Tail Corporation (NASDAQ: OTTR), as a board member and chair of the Next Avenue advisory committee for Twin Cities Public Television; as chairman of the board for Ativa Medical Corp, and has taught as an adjunct professor at the University of Minnesota’s Carlson School of Management. Mr. Stake holds a Bachelor of Science in chemical engineering from Purdue University and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

Throughout his career at 3M, Mr. Stake gained extensive public company senior management experience at a large company that operates worldwide. In particular, Mr. Stake’s foreign leadership positions and his position with Enterprise Services, a shared services organization, provide valuable perspective to the company’s international operations and its information technology systems. Mr. Stake also has prior public company board experience with Otter Tail. Mr. Stake meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

John P. Wiehoff (Director with term expiring in 2015)

John P. Wiehoff, 52 years old, has been chief executive officer of C.H. Robinson since May 2002, president of the company since December 1999, a director since 2001, and became the chairman in January 2007. Previous positions with the company include senior vice president from October 1998, chief financial officer from July 1998 to December 1999, treasurer from August 1997 to June 1998, and corporate controller from 1992 to June 1998. Prior to that, Mr. Wiehoff was employed by

Arthur Andersen LLP. Mr. Wiehoff also serves on the Board of Directors of Polaris Industries Inc. (NYSE: PII) and Donaldson Company, Inc., (NYSE: DCI). He holds a Bachelor of Science degree from St. John’s University.

Mr. Wiehoff has more than 20 years with the company, including as its chief financial officer and as chief executive officer since 2002. He has deep and direct knowledge of the company’s business and operations. He also has significant public company board experience with Polaris and Donaldson.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the election of Scott P. Anderson, Robert Ezrilov, Wayne M. Fortun, Mary J. Steele Guilfoile, Jodee A. Kozlak, ReBecca Koenig Roloff, and Brian P. Short as directors of C.H. Robinson Worldwide, Inc.

BOARD OF DIRECTORS GOVERNANCE MATTERS

The Board of Directors (the “Board”) has a policy that all directors nominated for election at the Annual Meeting are expected to attend the Annual Meeting, and all other directors are encouraged to attend. All directors then serving on the Board of Directors attended last year’s Annual Meeting.

During 2013, the Board of Directors held four meetings. Each director holding office during the year attended at least 75 percent of the aggregate of the meetings of the Board of Directors (held during the period for which he or she had been a director) and the meetings of the Committees of the Board on which he or she served (held during the period for which he or she served).

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Currently, members and chairs of these committees are:

Independent Directors	Audit	Compensation	Governance
Scott Anderson		x	x
Robert Ezrilov	Chair	x	x
Wayne Fortun		Chair
Mary Steele Guilfoile	x		x
Jodee Kozlak		x
David MacLennan			Chair
ReBecca Roloff	x	x
Brian Short	x		x
James Stake	x	x

Jodee A. Kozlak was appointed to the Board of Directors and to the Compensation Committee on February 7, 2013. Ms. Kozlak was identified as a director candidate by current members of the Board of Directors, and her appointment was recommended to the Board of Directors by the Governance Committee.

Board Leadership Structure

Our Board of Directors is led by John P. Wiehoff, who has been our president since 1999 and our chief executive officer since 2002. Mr. Wiehoff joined the Board of Directors in 2001 and was appointed Chairman of the Board in 2007.

As stated in our Corporate Governance Guidelines, the Board believes it is beneficial to have flexibility in allocating the responsibilities of the offices of Chairman and of Chief Executive Officer in the manner the Board determines to be in the best interests of the company. When the Board appointed Mr. Wiehoff as Chairman, the Board considered numerous factors, including the benefits to the decision-making process with a leader who fills both offices, the significant operating experience and qualifications of Mr. Wiehoff, the importance of in-depth C.H. Robinson knowledge to being able to optimize board leadership, the size and complexity of our business, and the significant business experience and tenure of many of our directors.

The Board does not have a “lead director.” However, under our Corporate Governance Guidelines, the Chair of the Governance Committee is expected to preside at the executive sessions of the independent directors, coordinate and develop the agenda for those executive sessions, act as a liaison between the independent directors and management, and handle responses to shareholder inquiries that are directed to the independent directors. Mr. MacLennan is the current Chair of the Governance Committee.

Our Corporate Governance Guidelines provide that the Chairman, in consultation with other Board members, sets the agenda for regular meetings of the Board, and the chair of each committee is responsible for the agendas for the meetings of the applicable committee. Directors and committee members are encouraged to suggest agenda items and may raise other matters at meetings.

We believe that our leadership structure supports the Board’s risk oversight function. Strong independent directors with significant tenure on the Board chair the Committees most directly involved in the risk oversight function, there is open communication between management and the Board, and all directors are involved in the risk oversight function.

Risk Oversight

The Board is actively involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Audit Committee. The Audit Committee Charter establishes that one of the responsibilities of the Audit Committee is to review the risk management of the company on an annual basis. To assist it in this oversight function, the chief risk officer of the company presents a risk management update at each of the quarterly Audit Committee meetings. In addition, management and the internal audit group conduct an annual enterprise risk assessment of the company, which includes interviews of various key personnel within the company and members of the Audit Committee. The results of the annual risk assessment are presented to the Audit Committee. The Audit Committee provides periodic risk assessment updates to the Board and solicits input from the Board regarding the company’s risk management practices. In addition, the Compensation Committee periodically reviews the company’s compensation programs to ensure that they do not encourage excessive risk-taking. Additional review or reports on enterprise risks are conducted as needed by the Board or the Committees.

The Audit Committee

All of our Audit Committee members are “independent” under applicable NASDAQ listing standards and Securities and Exchange Commission rules and regulations. Our Board of Directors has determined that four members of the Audit Committee, Messrs. Ezrilov, Short, and Stake and Ms. Guilfoile, meet the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in fulfilling their oversight responsibilities relating to the quality and integrity of the financial reports of the company. The Audit Committee has the sole authority to appoint, review, and discharge our independent auditors, and has established procedures for the receipt, retention, and response to complaints regarding accounting, internal controls, or audit matters. In addition, among other responsibilities in the Audit Committee Charter, the Audit Committee is responsible for:

(1)	Reviewing the scope, results, timing, and costs of the audit with the company’s independent auditors and reviewing the results of the annual audit examination;

(2)	Assessing the independence of the outside auditors on an annual basis, including receipt and review of a written report from the independent auditors regarding their independence consistent with Rule 3526 of the Public Accounting Oversight Board;

(3)	Reviewing and approving in advance the services provided by the independent auditors;

(4)	Overseeing the internal audit function;

(5)	Reviewing the company’s significant accounting policies, financial results, and earnings releases and the adequacy of our internal controls and procedures;

(6)	Reviewing the risk management status of the company; and

(7)	Reviewing and approving related-party transactions.

The Audit Committee held eight meetings during 2013. The Audit Committee has engaged Deloitte & Touche LLP as independent auditors for fiscal year 2014 and is recommending that the company’s shareholders ratify this appointment at the Annual Meeting. The report of the Audit Committee is found on page 36 of this Proxy Statement.

The Compensation Committee

All of our Compensation Committee members are “independent” under applicable NASDAQ listing standards and Internal Revenue Service and Securities and Exchange Commission rules and regulations. The Compensation Committee has oversight responsibilities relating to executive compensation, employee compensation and benefits programs and plans, and leadership development. In addition, among other responsibilities in the Compensation Committee Charter, the Compensation Committee is responsible for:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining all elements of the compensation and benefits for the chief executive officer and other executive officers of the company;

(3)	Reviewing and approving the company’s compensation program, including equity-based plans, for management employees generally;

(4)	Overseeing the company’s process of conducting advisory shareholder votes on executive compensation; and

(5)	Reviewing executive officers’ employment agreements, separation and severance agreements, change in control agreements and other compensatory contracts, arrangements and benefits.

The Compensation Committee held four meetings during 2013. See “2013 Compensation Discussion and Analysis—III. Compensation Process” for a discussion of the role played by our chief executive officer in compensation decisions. The Compensation Committee report on executive compensation is found on page 32 of this Proxy Statement.

The Governance Committee

All members of our Governance Committee are “independent” under applicable NASDAQ listing standards. The Governance Committee serves in an advisory capacity to the Board of Directors on matters of organization and the conduct of Board activities. Among other responsibilities in the Governance Committee Charter, the Governance Committee is responsible for:

(1)	Periodically reviewing and making recommendations to the Board as to the size and composition of the Board, and criteria for director nominees;

(2)	Identifying and recommending candidates for service on the Board of Directors;

(3)	Reviewing and revising the company’s Corporate Governance Guidelines, including recommending any necessary changes to the Corporate Governance Guidelines to the Board;

(4)	Leading the Board of Directors in an annual review of the performance of the Board and the Board Committees;

(5)	Making recommendations to the Board of Directors regarding Board committee assignments;

(6)	Making recommendations to the Board on whether each director is independent under all applicable requirements;

(7)	Making recommendations to the Board with respect to the compensation of non-employee directors; and

(8)	Periodically reviewing with the company’s general counsel, developments that may have a material impact on the company’s corporate governance programs, including related compliance policies.

The Governance Committee considers Board of Director nominees recommended by shareholders. The process for receiving and evaluating these nominations from shareholders is described below under the caption “Nominations.”

The Governance Committee held two meetings during 2013.

The charters for each of the Committees of the Board of Directors, our Corporate Governance Guidelines, and our company’s Code of Ethics, which are all a part of our Corporate Compliance Program, are posted under the Corporate Governance section of the Investors page of our website at www.chrobinson.com.

Shareholder Communications with Board

C.H. Robinson shareholders and other interested parties may send written communications to the Board of Directors or to any individual director by mailing it to the C.H. Robinson Worldwide, Inc. Board of Directors, c/o C.H. Robinson Corporate Secretary, 14701 Charlson Road, Eden Prairie, MN 55347. These communications will be compiled by the Secretary and periodically submitted to the Board or individual director.

Nominations

The Governance Committee considers director nominee recommendations from a wide variety of sources, including members of the Board of Directors, business contacts, community leaders, and members of management. The Governance Committee will also consider shareholder recommendations for director nominees. The Governance Committee may also engage search firms to assist in the director recruitment process.

The Governance Committee determines the selection criteria and qualifications of director nominees based upon the needs of the company. The Board of Directors believes that the directors should possess the highest personal and professional ethics and integrity, and be committed to representing the long-term interests of the company’s shareholders. Preferred qualifications also include current or recent experience as a chief executive officer or expertise in a particular business discipline. Directors should be able to provide insights and practical wisdom based on their experience and expertise. While the company does not have a policy regarding the consideration of diversity in identifying director nominees, the company’s Corporate Governance Guidelines provide, and the Governance Committee believes, that creating a board with a diversity of talent, experience, accomplishments, and perspectives is in the best interests of the company and our shareholders. The company is committed to considering candidates for the Board regardless of gender, ethnicity, and national origin. Any search firm retained to assist the Governance Committee in seeking director candidates will be instructed to consider these commitments.

Shareholders who would like to directly nominate a director candidate must give written notice to the company’s Corporate Secretary, either by personal delivery or by United States mail, at the following address: 14701 Charlson Road, Eden Prairie, MN 55347. The shareholder’s notice must be received by the Secretary not later than (a) 90 days before the anniversary date of the previous year’s Annual Meeting, or (b) the close of business on the tenth day following the date on which notice of a special meeting of shareholders for election of directors is first given to shareholders. For each proposed nominee, the shareholder’s notice must comply with and include all information that is required to be disclosed under our Bylaws, any applicable Securities and Exchange Commission rules and regulations, and any applicable laws. The written notice must also include a written consent of the proposed nominee, agreeing to stand for election if nominated by the Governance Committee, and to serve as a director if appointed by the Board of Directors. The shareholder’s notice must also include:

(1)	The name and address of the shareholder making the nomination;

(2)	The number of C.H. Robinson shares entitled to vote at the meeting held by the shareholder;

(3)	A representation that the shareholder is a holder of record of C.H. Robinson stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

(4)	A description of all arrangements or understandings between the shareholder and each nominee.

The Governance Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the Committee. A member of the Committee will contact for further review those candidates whom the Committee believes are qualified, who may fulfill a specific need of the Board of Directors, and who would otherwise best make a contribution to the Board of Directors. Based on the information the Governance Committee learns during this process, it determines which nominee(s) to recommend to the Board of Directors to submit for election. The Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the Governance Committee by any shareholder for the 2014 Annual Meeting. Any shareholder interested in presenting a nomination for consideration by the Governance Committee prior to the 2015 Annual Meeting should do so as early as possible, to provide adequate time to consider the nominee and comply with our Bylaws.

Compensation of Directors

In 2013, each independent director of C.H. Robinson was paid an annual retainer of $80,000 and no meeting fees. The Audit Committee chair received an additional annual retainer of $20,000, and the chairs of the Governance and Compensation Committees each received an additional annual retainer of $10,000. Other members of the Audit Committee received an additional annual retainer of $10,000, and other members of the Governance and Compensation Committees received additional annual retainers of $5,000. Retainers are paid in quarterly installments, at the end of each calendar quarter. Before the retainers are earned, the directors may elect to receive all or a portion of their retainers in cash, stock, or restricted stock units that are immediately vested and are payable to the directors after their service on the Board of Directors has ended.

Directors are required to own a minimum of five times their annual board retainer in company stock no later than five years after joining the Board of Directors. We base the stock ownership requirements on all shares of company stock deemed owned by a director, which includes vested stock options, vested and unvested performance shares and restricted stock units, and stock beneficially owned by the director, including owned in a trust, by a spouse, or by dependent children for our directors.

In 2013, the Board of Directors granted each director a fully vested restricted stock unit award valued at $50,000, deliverable after leaving the Board of Directors. C.H. Robinson also reimburses non-employee directors for reasonable expenses incurred in attending Board of Directors meetings and for expenses incurred in obtaining continuing education related to service on our Board of Directors. In 2013, the Compensation Committee engaged AonHewitt, an independent, nationally recognized, and reputable human resources consulting firm, to present director compensation survey information to the Compensation Committee in preparation for its director compensation analysis and discussion. The consultant is independent under the rules established by the Securities and Exchange Commission. The director compensation survey information included the compensation elements of cash retainer and equity compensation, both separately and combined, of publically traded companies with a market capitalization position of between five and ten billion dollars. The director compensation survey data was used to generally inform the Governance Committee on director compensation. Fees for AonHewitt did not exceed $120,000 during 2013. AonHewitt did not provide any additional services to C.H. Robinson outside of its role as consultant to the Board and its Committees during 2013. The compensation of the Board of Directors remains unchanged in 2014.

Directors who are also employees of C.H. Robinson are not separately compensated for being a member of the Board of Directors.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash		(1) Stock Awards	Total ($)
Scott P. Anderson	$90,000	(3)	$50,000	$140,000
Robert Ezrilov	110,000		50,000	160,000
Wayne M. Fortun	90,000		50,000	140,000
Mary J. Steele Guilfoile	95,000	(4)	50,000	145,000
Jodee A. Kozlak	85,000		50,000	135,000
David W. MacLennan	90,000	(5)	50,000	140,000
ReBecca Koenig Roloff	95,000		50,000	145,000
Brian P. Short	95,000	(3)	50,000	145,000
James B. Stake	95,000	(5)	50,000	145,000
Michael W. Wickham(2)	21,250	(5)	0	21,250

(1)	The dollar value in this column was awarded as fully vested restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed to the director after their Board membership terminates.
(2)	Mr. Wickham retired from the board in May 2013.
(3)	The director has elected to receive the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of Board membership.
(4)	The director has elected to receive one half of their board retainer in fully taxable unrestricted shares of company stock and the balance of their board and committee retainers in cash.
(5)	The director has elected to receive one half of the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of Board membership.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Wayne M. Fortun, Robert Ezrilov, ReBecca Koenig Roloff, James B. Stake, Scott P. Anderson, and Jodee A. Kozlak. The Compensation Committee members have no interlocking relationships requiring disclosure and are deemed independent under the rules of the Securities and Exchange Commission.

2013 COMPENSATION DISCUSSION AND ANALYSIS

I. Compensation Philosophy

Performance-based compensation and alignment of individual, company, and shareholder goals are integral components of C.H. Robinson’s company culture and management approach. Within our office network, our employees and managers are paid in large part based on the profitability of their office. Approximately 3,934 employees, or 34 percent of our total employees, hold equity they received through our 1997 Omnibus Stock Plan, which was amended and restated in 2006 (the “1997 Plan”), and its successor 2013 Equity Incentive Plan (the “2013 Plan” and jointly with the 1997 Plan referred to as the “Company’s Equity Plans”). The Company Equity Plans promote long-term ownership and are aligned with our company-wide performance goals.

C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive officer compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following basic goals:

(1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

(2)	Provide incentive compensation aligned with company earnings at various levels;

(3)	Emphasize team and company performance;

(4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and

(5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

Compensation decisions regarding individual executive officers are based on factors including individual performance, level of responsibility, unique skills of the executive, and demands of the position. In addition, the Compensation Committee also considers the results of the shareholders’ advisory vote on the compensation of named executive officers. At our 2013 and 2012 Annual Meetings, our say-on-pay proposals received “for” votes that represented approximately 96 percent and 98 percent, respectively, of the shares voted on the proposals. The Compensation Committee considered the results of these say-on-pay votes when evaluating our compensation practices and policies in 2013 and when setting the compensation of our named executive officers for 2013 and 2014. The Compensation Committee believes that the consistent, significant support for our say-on-pay proposals demonstrates shareholders’ support of our compensation practices.

II. Elements of Executive Compensation

Base Salary

Annual base salary is designed to compensate our executive officers as part of a total compensation package necessary to attract, retain, and motivate high quality executives. The base salary is intended to provide a minimum level of fixed compensation. Our compensation philosophy allocates a significant portion of compensation to performance-based incentive compensation.

Base salaries are reviewed annually but are not adjusted frequently. Annual compensation adjustments are more often made through adjustments to incentive compensation, which is variable based on our profitability. The salary column of the Summary Compensation Table below contains the annual base salary earned for 2013 for each of the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”).

Non-Equity Incentive Plan Compensation (“annual incentive compensation”)

C.H. Robinson incentive compensation is designed to reward our executive officers for maintaining and growing C.H. Robinson’s earnings. Our annual incentive compensation rewards executives in cash for corporate performance and aligns their interests with those of our shareholders. Our annual incentive compensation rewards executive officers based on our pre-tax earnings. In order to emphasize the importance of company profitability as a measure of executive performance, approximately 62 percent of the total cash compensation earned by our named executive officers in 2013 was annual incentive compensation.

Consistent with our performance-based compensation approach, and given their broader responsibilities, our named executive officers’ annual incentive compensation is based on overall company pre-tax income before deducting the expense of the executive annual incentive compensation (“adjusted pre-tax income”). The Compensation Committee approves an individualized incentive compensation plan for each named executive officer prior to the beginning of the calendar year. Each award pays varying percentages of adjusted pre-tax income based upon various ranges of adjusted pre-tax income of the company. Annual incentive compensation begins with the first dollar of profitability and grows as our profits grow. Our annual incentive compensation program distributes annual incentive compensation across various levels of actual profitability and is not based on achievement of pre-established targets.

Annual individual incentive compensation opportunity is determined based on the executive’s role, responsibilities, and performance. Total compensation is periodically compared to various executive compensation surveys.

The executive annual incentive compensation agreements allow executives, including the named executive officers, to receive a portion of their incentive compensation in semi-monthly payments. The maximum annual amount an executive could elect to receive in semi-monthly payments in 2013 was the sum of the executive’s 2012 salary plus the amount of their projected 2012 annual incentive compensation (based on the executive’s annual incentive compensation award), multiplied by 60 percent minus the executive’s 2013 base salary. Executives were required to make their 2013 semi-monthly payment election before December 31, 2012, and were not allowed to make changes in their elections thereafter. While these payments are considered compensation and are not subject to forfeiture, the Compensation Committee can suspend the semi-monthly payments to an executive during the year if it is determined that performance will not be achieved. This approach is consistent with branch employee and manager incentive compensation philosophy. The final annual incentive compensation amounts for 2013 exceeded the semi-monthly payments for all the named executive officers.

Equity Compensation

We use equity compensation as our primary tool for aligning our executives with long-term shareholder interests, rewarding them for the achievement of overall company performance, and retaining our executives. Equity compensation for our executive officers is performance based and highly variable based on growth in company earnings. We believe equity compensation is an integral component of meeting our compensation goals as outlined in our compensation philosophy above. Our shareholder-approved 2013 Equity Incentive Plan is designed to give us flexibility to achieve these objectives. It allows us to grant stock options, restricted stock, restricted stock units, and other types of equity compensation. Executive officers, other employees, directors, consultants, and eligible independent contractors of C.H. Robinson may receive equity compensation. As part of the equity compensation process, the Compensation Committee approves the creation of an equity pool for employees other than the executive officers. The pool is based on estimated grant date value. The value of individual awards is determined based on the participant’s role, performance, and total compensation.

Named Executive Officer Awards

Equity awards made to our named executive officers over the past three years have been in the form of performance shares and performance-based incentive stock options weighted equally by fair value. Given the percentage of their total compensation that is equity, the performance vesting formula that is based solely on growth in company profitability, and the long-term nature of the vesting and delivery, we believe these awards are an effective tool for creating long-term ownership, aligning our executives’ interests with those of our shareholders, and linking executive officer compensation to company performance.

Performance Shares

For our performance share awards, vesting may occur for up to five calendar years, based on company performance. Any performance shares that are unvested at the end of the five years are forfeited back to the company. The annual vesting percentage for performance share awards granted prior to 2013 is equal to the average of the year–over–year percentage growth in income from operations and diluted net income per share, plus 5 percentage points. In 2013, the Compensation Committee adjusted the equity vesting formula to better align it with the company’s long-range growth plan. The annual vesting percentage for performance share awards granted in 2013 is equal to the year-over–year percentage increase (or decrease) in diluted net income per share, plus 10 percentage points.

Our named executive officers and other certain management employees received performance share awards in 2011, 2012, and 2013, with vesting commencing in 2012, 2013, and 2014, respectively. Performance shares and performance-based incentive options vested zero percent in 2013. Performance share and performance-based incentive stock option annual vesting percentage information is set forth in the following table:

Vesting Year	2008 Award	2009 Award	2010 Award	2011 Award	2012 Award	2013 Award
2009	7%	—	—	—	—	—
2010	13%	13%	—	—	—	—
2011	17%	17%	17%	—	—	—
2012	24%	24%	24%	24%	—	—
2013	0%	0%	0%	0%	0%	—
Percentage Vested to Date	61%	54%	41%	24%	0%	0%
Years Left Available to Vest	0	1	2	3	4	5

For awards made to named executive officers in 2008 through 2013, delivery of the vested shares occurs on the earlier of two years after termination of employment or after two years following the end of the five-year vesting period. However, officers were allowed the option to elect a different time for the delivery of the vested shares before the vesting period began.

Dividend equivalents are paid to participants in cash on all performance shares, vested or unvested. A 2000 award of 338,984 deferred shares to Mr. Wiehoff, which time vests ratably over 15 years, uses the dividend equivalents to purchase additional deferred shares. The dividend equivalents paid to participants on performance shares are considered wages by the Internal Revenue Service until the shares are delivered to the participant.

The fair value of each share-based award is established on the date of grant. For grants of performance shares and restricted stock units, the fair value is established based on the market price of our common stock on the date of the grant, discounted for post-vesting holding restrictions. For grants of performance-based incentive stock options, the fair value is established using the Black Sholes option pricing model.

The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends. The fair value of performance shares and restricted stock units is expensed as they vest.

Stock Options

C.H. Robinson awarded performance-based incentive stock options to executives, including the named executive officers, in 2011, 2012, and 2013. These awards contain performance-based vesting terms and conditions identical to the performance share grants made to our executives. The exercise price for the options was based on the closing price on the date such options were approved by the Compensation Committee. The option awards column of the Summary Compensation Table contains the fair value of these options, as well as any reload options granted under the 1997 and 2013 Equity Incentive Plans during 2011, 2012, and 2013 to each of the named executive officers. The fair value was calculated as of the grant date using the Black-Scholes option pricing model. Options that do not vest within the five-year performance horizon are cancelled and forfeited by the participant. Details regarding these awards for the named executive officers can be found in the Grants of Performance Based Awards table.

Equity Plan Acceleration and Post Employment Vesting

We do not have a cash separation pay plan for named executive officers. Vesting of Mr. Wiehoff’s 2000 deferred share award explicitly cannot accelerate for a change of control. These plan characteristics are intended to align participant interests with shareholder interests.

The 2011, 2012, and 2013 performance share award agreements for our named executive officers include provisions to accelerate vesting for change in control, death, or disability. Performance-based incentive stock options granted to our named executive officers will vest immediately and may be exercised in full in connection with a change in control. This treatment for performance share awards and stock option awards has been adopted primarily because it is seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future, because it is expected to provide a powerful retention device during the uncertain times preceding a change in control transaction, and because it provides employees the same opportunity as shareholders to participate in the change in control event.

For performance share and option grants in 2011, 2012, and 2013, the following post-employment vesting rules, based on age and tenure with the company, have been established:

Sum of Age and Tenure at Termination of Employment	Post-Employment Additional Vesting
Less than 50	2 Years
At least 50 but less than 60	3 Years
At least 60 but less than 70	4 Years
70 and greater	5 Years

Post-employment vesting tied to non-compete agreements provides protections to the company and our relationships with our employees, customers, and suppliers. This is the only separation post-termination compensation agreement for managers or executives.

Under the terms of Mr. Wiehoff’s time-based deferred share award, acceleration of vesting does not occur upon a change in control of our company. In the case of either death or disability, the award does provide for partial current year vesting (rather than full year vesting) based on the number of whole months in the current vesting year as of the date of death or disability divided by 12.

Stock Ownership Requirements

In order to ensure alignment with our shareholders, the Compensation Committee has established stock ownership requirements for our executive officers. The Compensation Committee believes that linking a significant portion of the executive officer’s personal holdings to the company’s success provides officers a stake similar to that of our shareholders. Therefore, executive officers are expected to acquire and hold a significant amount of C.H. Robinson stock. The Compensation Committee has established stock ownership requirements based on all shares of company stock deemed owned by an executive officer, which includes vested stock options, stock held in the company 401(k) Plan, vested and unvested performance shares and restricted stock units, and stock beneficially owned by the officer, including owned in a trust, by a spouse, or by dependent children, for our executive officers. The requirements are:

•	Chief executive officer: ten times base salary

•	Senior vice presidents: seven-and-a-half times base salary

•	Other executive officers: three times base salary

New officers are expected to meet their ownership requirement within five years of being named an executive officer. As of the end of 2013, all the executive officers had met their ownership requirements.

Employment Agreements

C.H. Robinson uses employment agreements to protect us from former employees soliciting our employees, customers, and suppliers. All employees sign agreements acknowledging their understanding of company policies and committing to confidentiality. Certain employees, including all executives, sign a management employment agreement that includes a more restrictive non-competition and non-solicitation covenant. These agreements do not commit to post-termination compensation. The company does not have severance plan commitments to any named executive officers, except for the continued vesting provision listed above in the Equity Plan Acceleration and Post Employment Vesting section.

Employee 401(k) Retirement Plan

We believe that saving for retirement is important for our employees. C.H. Robinson maintains a 401(k) retirement plan that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. Our U.S. employees are eligible to contribute up to 50 percent of their cash compensation to the 401(k) plan, subject to Internal Revenue Service limitations. To support our compensation objectives, the company currently matches 100 percent of the first 4 percent of eligible compensation that employees contribute to the plan during the year.

In addition, in years when the company grew its profits, the company has made a profit sharing contribution to the 401(k) plan for eligible employees, including those who do not contribute to the 401(k) plan. Eligible employees who are employed at the end of each year are awarded a percentage of their eligible cash compensation. Management determines the contribution percentage based on the company’s financial performance. This award is placed into the 401(k) plan as a profit sharing contribution. In 2013, due to the decline in company profits, the company did not make a profit sharing contribution.

Employees control their investment decisions for funds in their 401(k) account. Investment in company stock is one of the investment options. There are no requirements to hold any amount of company stock in the 401(k) plan, nor are there any restrictions on changing an investment election from company stock to another investment choice. Employees may not transfer balances from other investments into company stock. Employees of our U.S. companies who regularly work more than 20 hours per week become eligible for the 401(k) match on the first day of the month following 30 days of employment. Most employees of our U.S. companies become eligible for the profit sharing contribution on the first January 1 or July 1 after one year of continuous service. The “Registrant Contributions to Defined Contributions” column of the Supplemental All Other Compensation Table lists the company contributions for each of the named executive officers.

Employee Stock Purchase Plan (ESPP)

Because we believe in aligning employee interests with our shareholders and our long-term company performance, C.H. Robinson maintains an employee stock purchase plan (ESPP) that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. At the end of each quarter, dollars contributed to the plan by employees are used to purchase shares of C.H. Robinson stock from the company. The employees pay 85 percent of the closing price for our company’s stock on the last day of the quarter. The shares are placed into a brokerage account shortly after the end of each quarter and are available for sale by the employees as soon as the shares are in the account. Eligible employees can set aside up to 10 percent of their compensation but no more than $10,000 during any calendar year for ESPP purchases. Employees who regularly work more than 20 hours per week become eligible to contribute money to the employee stock purchase plan on the first January 1 or July 1 after one year of continuous service. Eligible employees can change their contribution election on a quarterly basis. The “Discounted Securities Purchases” column of the Supplemental All Other Compensation Table lists the company contributions for each of the named executive officers.

Employee Health and Welfare Benefits

To support our goal to provide competitive compensation and benefits, the company sponsors a number of health and welfare benefit plans for our employees: health, dental, vision; flexible medical and dependent care spending; short term disability and long term disability; life insurance; and holiday and vacation time. Where applicable, plans meet the qualified plan requirements of ERISA and Internal Revenue Code.

Officer-Only Benefits

C.H. Robinson places a high value on all roles throughout our company and on consistency of culture and management approach. For that reason, we only provide our executives and managers with unique perquisites and compensation plans when it is essential to our goal to attract and retain high quality executives and managers. The only executive-specific benefit arrangements and perquisites in 2013 were:

(1)	Officers of the company have been entitled to defer the receipt of shares of our common stock in settlement of performance share awards under this plan, and Mr. Wiehoff’s 2000 deferred share award has been provided under this plan.

(2)	The company allows personal use of the corporate aircraft by the chief executive officer for up to 30 hours per year. During 2013, Mr. Wiehoff had zero hours of personal use of the corporate aircraft. The value of this benefit would have been treated as ordinary income and included on Mr. Wiehoff’s 2013 W2.

The “Supplemental All Other Compensation” table contains information about each of the officer-only benefits for each of the executive officers named in this Proxy Statement.

III. Compensation Process

The Compensation Committee

The Compensation Committee is responsible for assisting the Board of Directors in:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining all elements of the compensation and benefits for the chief executive officer and other executive officers of the company;

(3)	Reviewing and approving the company’s compensation program, including equity-based plans, for management employees generally;

(4)	Overseeing the company’s process of conducting advisory shareholder votes on executive compensation; and

(5)	Reviewing the executive officer’s employment agreements, separation and severance agreements, change in control agreements and other compensatory contracts, arrangements, and benefits.

The Compensation Committee held four meetings during 2013. The Compensation Committee Report on executive compensation is found on page 32 of this Proxy Statement.

Cash Compensation

Prior to the beginning of each calendar year, our chief executive officer presents to the Compensation Committee his recommendations on cash compensation for the company’s executive officers reporting to him, including each of the other named executive officers. Mr. Wiehoff does not make a recommendation on his own compensation. The Compensation Committee determines the chairman and chief executive officer’s compensation, as well as approves the compensation for the other named executive officers.

The Compensation Committee considers many factors when setting compensation plans and awards, including company performance, named executive officer responsibilities, position tenure, experience, and, as described in the Company’s 2013 Proxy Statement, survey study information from independent experts. As described in the Company’s 2013 Proxy Statement, in 2012, the Compensation Committee engaged AonHewitt to present executive compensation survey information to the Compensation Committee in preparation for executive compensation. The Compensation Committee does periodically plan to seek independent consultative input and consideration of the company’s executive compensation, as it continues to analyze and scrutinize the company’s executive officer compensation philosophy.

Equity Compensation

In 2013, our named executive officers were awarded performance shares and performance-based stock options. Our chief executive officer presents equity recommendations to the Compensation Committee for our executive officers, excluding himself. The Compensation Committee determines the chief executive officer’s equity compensation award. The Compensation Committee approves the awards for each of the executive officers and approves the equity grants to all other recipients through the Non-Executive Stock Award Committee. The grant date of awards for all employees, including the executive officers, is the date of Compensation Committee approval.

IV. Named Executive Compensation

Realized Annual Compensation

C.H. Robinson views total realized annual compensation as total cash (base salary and annual incentive compensation) plus vested equity during that calendar year. As described in the equity compensation section above, the equity compensation of our executive officers is performance based and has significant variability based on company earnings growth. Because performance equity may not vest, we think it is most appropriate to measure total compensation in this way. In the Total 2013 Realized Annual Compensation table for each named executive officer below, the values in the “Equity Earned” column reflect the actual percentage vested during the calendar year multiplied by the grant date value for the awards vesting during each year.

Chairman and Chief Executive Officer Performance Evaluation and Compensation

John P. Wiehoff, Chairman, President and Chief Executive Officer

The Compensation Committee annually conducts an evaluation of the chairman and chief executive officer’s performance. Based on this evaluation, the Compensation Committee determines base salary, incentive compensation, and equity compensation of the chairman and chief executive officer.

The Compensation Committee set John P. Wiehoff’s base salary at $410,000 in 2013, 2012, and 2011. He did not elect to receive semi-monthly payments. In 2013, Mr. Wiehoff earned annual incentive compensation of $1,489,574 which was paid in cash on January 31, 2014. The amount was calculated based on his annual incentive compensation agreement, as described in Section II above. Mr. Wiehoff’s annual incentive compensation payment awarded compensation for achieving adjusted pre-tax income in certain ranges. The decline in 2013 incentive compensation compared to 2012 was primarily the result of a decrease of approximately 6.6 percent in our company’s adjusted pre-tax income in 2013 compared to 2012. The table below shows how Mr. Wiehoff’s annual incentive compensation would have varied at other levels of 2013 adjusted pre-tax income growth or decline compared to 2012.

Incentive Compensation and Adjusted Pre-Tax Income Variance: John P. Wiehoff

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$1,313,727	$1,370,420	$1,443,388	$1,516,352	$1,589,318	$1,659,056	$1,725,250	$1,798,216	$1,871,182

Total 2013 Realized Annual Compensation: The table below illustrates John Wiehoff’s total realized compensation in 2013 of $2,232,908, a decline of 48% from 2012.

	Salary	Nonequity Incentive	Total Cash	Equity Earned		Total Realized Compensation
2013	$410,000	$1,489,574	$1,899,574	$333,334	(1)	$2,232,908
2012	410,000	1,589,318	1,999,318	2,272,534		4,271,852

(1)	This amount represents the grant date value of the shares that vested during 2013 under the terms of the time based deferred share grant awarded to Mr. Wiehoff in December 2000.

In December 2013 and pursuant to the 2013 Equity Incentive Plan, Mr, Wiehoff was granted 32,260 performance shares and 126,800 performance-based incentive stock options with a combined grant date fair value of approximately $3 million, a similar value to that granted in 2012. These shares and options are available to begin vesting in 2014.

Other Named Executive Officers Performance Evaluation and Compensation

Each of the other named executive officers is paid the same types of compensation elements as the chairman and chief executive officer. The determination of the other named executive officers’ 2013 base salary, incentive compensation award, and equity compensation followed the practices explained above for executive compensation. Each member of this group is evaluated and their compensation is based on a number of different factors including, but not limited to, the following:

(1)	Title, role, scope of responsibility, and relative experience;

(2)	Tenure in their position;

(3)	Subjective evaluation of individual performance;

(4)	Financial performance of the company as a whole;

(5)	Financial performance of the portion of the business the named officer supervises, where applicable; and

(6)	Comparison to market survey information.

Chad M. Lindbloom, Senior Vice President and Chief Financial Officer

Chad M. Lindbloom’s base salary was $270,000 in 2013, 2012, and 2011. Mr. Lindbloom elected to receive semi-monthly payments of his annual incentive compensation during 2013. He earned annual incentive compensation of $463,830 for 2013; $156,000 was paid in semi-monthly payments and the balance was paid in cash on January 31, 2014. Mr. Lindbloom’s annual incentive compensation agreement compensated him for the company achieving adjusted pre-tax earnings in certain ranges. The decline in 2013 incentive compensation compared to 2012 was primarily the result of a decrease of approximately 6.6 percent in our company’s adjusted pre-tax income in 2013 compared to 2012. The table below shows how Mr. Lindbloom’s annual incentive compensation would have varied at other levels of 2013 adjusted pre-tax income growth or decline compared to 2012.

Incentive Compensation and Adjusted Pre-Tax Income Variance: Chad M. Lindbloom

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$386,982	$416,168	$445,354	$474,541	$503,727	$532,914	$561,575	$583,465	$605,354

Total 2013 Realized Annual Compensation: The table below illustrates Chad Lindbloom’s total realized compensation in 2013 of $733,830, a decline of 51% from 2012.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2013	$270,000	$463,830	$733,830	$0	$733,830
2012	270,000	467,795	737,795	752,228	1,490,023

Mr. Lindbloom was granted 8,070 performance shares and 31,700 performance-based incentive stock options in 2013 pursuant to the 2013 Equity Incentive Plan. The grant date fair value of these awards was similar to those he received in 2012. These shares and options are available to begin vesting in 2014.

James P. Lemke, Senior Vice President

James P. Lemke’s base salary was $210,000 in 2013, 2012, and 2011. Mr. Lemke elected to receive semi-monthly payments during 2013. He earned annual incentive compensation of $467,872 in 2013; $216,600 was paid in semi-monthly payments and the balance was paid in cash on January 31, 2014. This resulted in a year-over-year decrease of approximately 6.0 percent in Mr. Lemke’s annual incentive compensation. The table below shows how Mr. Lemke’s annual incentive compensation would have varied at other levels of 2013 adjusted pre-tax income growth or decline of the company’s pre-tax earnings compared to 2012.

Incentive Compensation and Adjusted Pre-Tax Income Variance: James P. Lemke

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$403,727	$432,126	$454,016	$475,906	$503,727	$532,914	$561,050	$575,643	$590,236

Total 2013 Realized Annual Compensation: The table below illustrates James Lemke’s total realized compensation in 2013 of $677,872, a decline of 53% from 2012.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2013	$210,000	$467,872	$677,872	$0	$677,872
2012	210,000	497,795	707,795	733,915	1,441,710

Mr. Lemke was granted 6,990 performance shares and 27,480 performance-based incentive stock options in 2013 pursuant to the 2013 Equity Incentive Plan. The $650,000 grant date fair value of these awards was similar to those he received in 2012. These shares and options are available to begin vesting in 2014.

Stephane D. Rambaud, Senior Vice President

Stephane D. Rambaud joined C.H. Robinson in November of 2012 as a result of the acquisition of Phoenix International Freight Services, Ltd., where he was its president and chief executive officer. Pursuant to the purchase agreement between the company and Phoenix International, Mr. Rambaud’s 2013 base salary was established at $700,000. His 2013 incentive award of $70,000, paid in a lump sum on January 31, 2014, was based upon the achievement of net income generated by the offices for which he had management responsibility during 2013.

Total 2013 Realized Annual Compensation: The table below illustrates Stephane Rambaud’s total realized compensation in 2013 of $770,000.

	Salary	Bonus	Total Cash	Equity Earned	Total Realized Compensation
2013	$700,000	$70,000	$770,000	$0	$770,000
2012	116,667	0	116,667	0	116,667

In 2013, Mr. Rambaud received 7,530 performance shares and 29,590 performance-based incentive stock options, with a grant date fair value of approximately $700,000. These shares and options are available to begin vesting in 2014.

Scott A. Satterlee, Senior Vice President

The base salary for Scott A. Satterlee was $210,000 in 2013, 2012, and 2011. He earned annual incentive compensation for 2013 of $543,830. Mr. Satterlee elected to receive a portion of his incentive compensation award as semi-monthly payments during 2013 and received $268,800 in semi-monthly payments, with the balance paid in cash on January 31, 2014. The 2013 annual incentive compensation awards declined compared to 2012 award due to the approximately 6.6 percent decline in pre-tax earnings for the company. The table below shows how Mr. Satterlee’s annual incentive compensation would have varied at other levels of 2013 adjusted pre-tax income growth or decline of the company.

Incentive Compensation and Adjusted Pre-Tax Income Variance: Scott A. Satterlee

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$466,982	$496,168	$525,354	$554,541	$583,727	$612,914	$642,100	$671,286	$700,473

Total 2013 Realized Annual Compensation: The table below illustrates Scott Satterlee’s total realized compensation in 2013 of $753,830, a decline of 53% from 2012.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2013	$210,000	$543,830	$753,830	$0	$753,830
2012	210,000	583,727	793,727	812,917	1,606,644

In 2013, Mr. Satterlee received 8,070 performance shares and 31,700 performance-based incentive stock options pursuant to the 2013 Equity Incentive Plan. The grant date fair value of these awards represented a 6.3% decrease in award value year-over-year. These shares and options are available to begin vesting in 2014.

Section 162(m) Disclosure

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to each “covered employee” to $1.0 million, unless the compensation qualifies as “performance-based compensation” under the Code. For purposes of Section 162(m), the group of covered employees consists of a company’s chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer. The Compensation Committee retains the discretion to provide compensation to the company’s covered employees that may not qualify as performance-based for purposes of Section 162(m) and therefore may not be tax deductible, and believes that the amount of any expected loss of a tax deduction under Section 162(m) will not have a material impact on the company’s overall tax position.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	(1) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
John P. Wiehoff	2013	$410,000	$0	$1,500,090	$1,500,044	$1,489,574	$0	$10,200	$4,909,908
President and Chief	2012	410,000	0	1,500,038	1,500,135	1,589,318	0	21,838	5,021,329
Executive Officer	2011	410,000	0	1,000,494	1,000,136	1,532,657	0	22,784	3,966,071

Chad M. Lindbloom	2013	270,000	0	375,255	375,011	463,830	0	10,200	1,494,296
Senior Vice President and	2012	270,000	0	375,375	375,102	467,795	0	15,000	1,503,272
Chief Financial Officer	2011	270,000	0	300,148	300,136	451,139	0	19,600	1,341,023

James P. Lemke	2013	210,000	0	325,035	325,088	467,872	0	10,200	1,338,195
Senior Vice President	2012	210,000	0	325,163	345,227	497,795	0	15,000	1,393,184
	2011	210,000	0	287,777	287,512	481,241	0	19,600	1,286,129

Stephane D. Rambaud	2013	700,000	70,000	350,145	350,050	0	0	30,347	1,500,542
Senior Vice President	2012	116,667	0	0	0	0	0	3,575	120,242

Scott A. Satterlee	2013	210,000	0	375,255	375,011	543,830	0	10,200	1,514,296
Senior Vice President	2012	210,000	0	400,238	400,082	583,727	0	15,000	1,609,046
	2011	210,000	0	375,454	375,091	561,530	0	19,600	1,541,675

(1)	The dollar amount in this column represents the amount the named executive officer earned during the respective year under his individual annual incentive plan. The amount earned is paid out as cash compensation early in the following year.

Supplemental All Other Compensation Table

Name	Year	(1) Perks and Other Personal Benefits	Tax Reimbursements	(2) Registrant Contributions to Defined Contributions	Insurance Premiums	Other	Total
John P. Wiehoff	2013	$0	$0	$10,200	$0	$0	$10,200

Chad M. Lindbloom	2013	0	0	10,200	0	0	10,200

James P. Lemke	2013	0	0	10,200	0	0	10,200

Stephane D. Rambaud	2013	20,147	0	10,200	0	0	30,347

Scott A. Satterlee	2013	0	0	10,200	0	0	10,200

(1)	Represents the fair market value of a company car. Mr. Rambaud received a company car at the time the company acquired the stock of Phoenix International Freight Services, Ltd. The existing car lease was a liability assumed by the company through the acquisition. During 2013, the car lease expired and was not renewed.
(2)	Represents matching and profit sharing contributions under the company’s qualified 401(k) plan.

Dividend Equivalents Paid on Unvested Performance Shares

		Performance Shares (1)
Name and Position	Year	Unvested Shares
John P. Wiehoff	2013	$171,369
	2012	179,598
	2011	167,270

Chad M. Lindbloom	2013	54,488
	2012	64,797
	2011	60,120

James P. Lemke	2013	49,140
	2012	53,397
	2011	59,072

Stephane D. Rambaud	2013	2,636
	2012	0
	2011	0

Scott A. Satterlee	2013	47,844
	2012	56,638
	2011	62,526

(1)	Dividends paid on these performance shares were paid directly to the named executive officer through the company’s payroll system.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(3) Grant Date Fair Value of Stock and Option Awards
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum
John P. Wiehoff	12/4/13 12/4/13	— —	1,489,574 —	— —	— —	— —	32,260 126,800	(4) (5)	— —	— 58.25	1,500,090 1,500,044

Chad M. Lindbloom	12/4/13 12/4/13	— —	463,830 —	— —	— —	— —	8,070 31,700	(4) (5)	— —	— 58.25	375,255 375,011

James P. Lemke	12/4/13 12/4/13 12/4/13	— — —	467,872 — —	— — —	— — —	— — —	6,990 27,480	(4) (5)	— — —	— 58.25 0	325,035 325,088 0

Stephane D. Rambaud	12/4/13 12/4/13	— —	— —	— —	— —	— —	7,530 29,590	(4) (5)	— —	— 58.25	350,145 350,050

Scott A. Satterlee	12/4/13 12/4/13	— —	543,830 —	— —	— —	— —	8,070 31,700	(4) (5)	— —	— 58.25	375,255 375,011

(1)	Each of the named executive officers received an annual incentive plan award during 2013. Under the terms of the agreement, the amount earned by each executive is based upon the company’s adjusted pre-tax income for 2014 and will be paid to the executive in early 2015. Because the value of this award cannot be accurately estimated, the value of the award earned in 2013 and paid in early 2014 is included in this column.
(2)	These performance shares and performance-based stock options are available to vest over five calendar years beginning in 2014. The actual annual vesting percentage for each year is determined by the following: year-over-year growth rates in diluted net income per share plus ten percentage points. Because the awards vest based on a formula of growth rates, the awards do not have a specific payout based on a target or a threshold, and the amounts disclosed in this column are the maximum amounts that can be earned. Once vested, the participant may exercise the options at any time within ten years from the grant date. Vested performance shares are delivered to the participant based on an election they made before the award begins to vest. Any performance shares or performance-based stock options unvested after five years are forfeited back to the company.
(3)	The amounts in this column represent the grant date fair value for the respective awards. The performance shares, vested and unvested, earn dividend equivalents at the same rate as Common Stock. Because these dividend equivalents are considered compensation under the Internal Revenue Code, they are paid to each named executive officer through the company’s payroll system.
(4)	Represents the number of performance shares granted during the reported year to the named executive officer.
(5)	Represents the number of performance-based stock options granted during the reported year to the named executive officer.

Outstanding Equity Awards at Fiscal Year-End

	Performance–Incentive Stock Option Awards				Performance Shares
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#) (1)	Equity Incentive Plan Awards: (1) Market Value of Shares or Units of Stock Held That Have Not Vested ($)
John P. Wiehoff	15,211	48,169	$68.81	12/7/2021	146,601	$8,554,192
	0	109,900	61.91	12/5/2022
	0	126,800	58.25	12/4/2023

Chad M. Lindbloom	4,565	14,455	68.81	12/7/2021	44,972	2,624,134
	0	27,480	61.91	12/5/2022
	0	31,700	58.25	12/4/2023

James P. Lemke	4,373	13,847	68.81	12/7/2021	42,210	2,462,930
	0	23,810	61.91	12/5/2022
	0	27,480	58.25	12/4/2023

Stephane D. Rambaud	0	29,590	58.25	12/4/2023	7,530	439,376

Scott A. Satterlee	5,705	18,065	68.81	12/7/2021	47,502	2,771,748
	0	29,310	61.91	12/5/2022
	0	31,700	58.25	12/4/2023

(1)	The 2011, 2012, and 2013 performance-incentive stock option and performance share grants, which begin vesting in 2012, 2013, and 2014, respectively, are available to vest over a five year period based on the financial performance of the company. The actual vesting percentage for each year of the 2011 and 2012 award is determined by the following formula: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. The vesting formula for the 2013 awards are based on the year-over-year percentage growth in diluted net income per share plus ten percentage points. Any performance-incentive stock options and/or performance shares unvested after five years are forfeited back to the company. The actual vesting percentages were 17% in 2011, 24% in 2012, and 0% in 2013. Once the options are vested, they are exercisable for a period of ten years from the date of grant under the option award agreement. The vested performance shares are deliverable to the named executive officer according to their prior-made election. The discounts on the performance share and restricted stock unit grants, calculated using the Black-Scholes option pricing model, were 22% in 2011, 21% in 2012, and 21% in 2013.

Option Exercises and Stock Vested During 2013

	Stock Awards			Grant Date Fair Value Previously Reported in Summary Compensation Table ($)
Name of Executive Officer	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized on Exercise or Vesting ($)
John P. Wiehoff	22,599(1)	$1,277,747	(2)	333,334

Chad M. Lindbloom	0	0		0

James P. Lemke	0	0		0

Stephane D. Rambaud	0	0		0

Scott A. Satterlee	0	0		0

(1)	These deferred shares vest under a time-based vesting award.
(2)	Although the actual issuance of shares in settlement of vested deferred shares does not occur until after termination of employment, the value reflected in the column is determined by multiplying the number of deferred shares that vested by the fair market value of the deferred shares on the vesting date. No options were exercised by any named executive officers during 2013.

Nonqualified Deferred Compensation

Name of Executive	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last Fiscal Year ($) (2)
John P. Wiehoff	0	$1,879,145	-3,566,197	0	$49,194,302

Chad M. Lindbloom	0	470,078	-763,627	0	9,629,967

James P. Lemke	0	407,168	-674,546	0	8,498,327

Stephane D. Rambaud	0	438,623	753	0	439,376

Scott A. Satterlee	0	470,078	-780,819	0	9,835,943

(1)	All values in this column represent the closing market price of the company stock on the grant date of the performance share award. The discounted value, as required by GAAP, of these performance shares were also reflected in the Stock Awards column of the Summary Compensation Table above. For details regarding these awards, please see the disclosures set forth in the Equity portion of the Elements of Executive Compensation of the 2013 Compensation Discussion and Analysis above.
(2)	All values in this column are based on the closing market price of the company stock as of December 31, 2013. These awards include all previously granted, vested and unvested, performance shares and time-vested shares previously disclosed in the Summary Compensation Table above.

The following table lists the potential value of accelerated vesting of unvested performance shares and performance-based stock options upon termination of employment in the case of change in control, death, or disability of our named executive officers. For this purpose, change in control is defined as (i) the ownership by a person or entity of more than 50% of the Common Stock of the company, (ii) the completion of a merger or consolidation where the surviving entity’s board would not have at least 60% of the (a) directors and (b) shareholders prior to such merger or consolidation, (iii) a majority of the Board of Directors changes in a single election, and (iv) the company sells or otherwise disposes of all or substantially all of its assets or dissolves the company. The amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on December 31, 2013, the last day of our reporting year.

Name of Executive	Benefit and Payments Upon Termination	Change in Control, Death or Disability ($)
John P. Wiehoff	Vesting of unvested performance-based stock options	$12,680
	Vesting of unvested performance shares	8,554,192
Chad M. Lindbloom	Vesting of unvested performance-based stock options	3,170
	Vesting of unvested performance shares	2,624,134
James P. Lemke	Vesting of unvested performance-based stock options	12,680
	Vesting of unvested performance shares	2,462,930
Stephane D. Rambaud	Vesting of unvested performance-based stock options	12,680
	Vesting of unvested performance shares	439,376
Scott A. Satterlee	Vesting of unvested performance-based stock options	12,680
	Vesting of unvested performance shares	2,771,748

RELATED PARTY TRANSACTIONS

One of our directors, Brian P. Short, is the president, chief executive officer and, with a number of his family members, holds a controlling interest in Admiral Merchants Motor Freight, Inc. (“AMMF”), a privately held trucking and transportation services company. In 2013, C.H. Robinson engaged AMMF in the ordinary course of business as a carrier to haul approximately 433 truckloads. The company paid approximately $937,000 to AMMF for these services, which represented approximately one percent of AMMF’s revenues for 2013. Management reported to the Governance Committee that the prices paid for the trucking services provided by AMMF were negotiated by 48 separate offices and were consistent with similar loads carried by other third party vendors using comparable equipment.

One of our executive officers, Stephane D. Rambaud, is a co-owner of a St. Louis, Missouri property. In 2013, the company made approximately $294,000 in rental payments for the use of this property. The company obtained the lease for this property through its acquisition of Phoenix International Freight Services, Ltd. in November 2012. Management reported to the Governance Committee that the rental fees paid for the property were comparable to other facilities, used for similar purposes, in that geography, based on a market rental analysis conducted by a third party.

C.H. Robinson’s transactions with AMMF and Mr. Rambaud were reviewed by our Audit Committee consistent with our Related Party Transaction policy. The Audit Committee considered C.H. Robinson’s transactions with AMMF and Mr. Rambaud in light of the factors listed in its Related Party Transactions policy. Based on its review, the Committee unanimously determined that the company’s transactions conducted with AMMF and Mr. Rambaud were fair and reasonable to the company and on terms no less favorable to C.H. Robinson than could be obtained in a comparable arm’s length transaction with an unrelated third party. In approving these transactions, the Committee also unanimously determined that they were in the best interests of C.H. Robinson.

The Board of Directors and the Governance Committee also considered C.H. Robinson’s transactions with AMMF in its assessment of Mr. Short’s independence.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with C.H. Robinson management and concurs that it accurately represents the compensation philosophy of the company. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement. The Compensation Committee charter is posted on the Investor Relations page of the C.H. Robinson Worldwide website at www.chrobinson.com.

Wayne M. Fortun

Robert Ezrilov

ReBecca Koenig Roloff

James B. Stake

Scott P. Anderson

Jodee A. Kozlak

The Members of the Compensation Committee

of the Board of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of C.H. Robinson’s Common Stock as of March 11, 2014, by (i) each person who is known by the company to own beneficially more than five percent of the Common Stock, (ii) each director or nominee, and each executive officer of the company named in the Summary Compensation Table under the heading “Executive Compensation” above, and (iii) all company directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them. Percentage ownership of our Common Stock in the table is based on 147,330,610 shares of our Common Stock issued and outstanding on March 11, 2014.

	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares	Number of Performance Shares Granted (2)
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	11,179,094	7.52%

PRIMECAP (4) 225 South Lake Avenue, #400 Pasadena, CA 91101	8,892,724	5.87%

BlackRock Inc. (5) 40 East 52nd Street New York, NY 10022	8,444,059	5.60%
John P. Wiehoff (6)	239,761		823,004
Stephane D. Rambaud	227,515		7,530
James P. Lemke (7)	142,024		104,004
Chad M. Lindbloom (8)	72,917		120,488
Scott A. Satterlee (9)	13,146		159,658
Robert Ezrilov	99,518
Wayne M. Fortun	30,540
Brian P. Short	42,847
ReBecca Koenig Roloff	14,602
David W. MacLennan	6,629
James B. Stake	7,729
Scott P. Anderson	4,701
Mary J. Steele Guilfoile	1,522
Jodee A. Kozlak	1,418
All executive officers and directors as a group (20 people)	1,144,735	0.78%	1,738,935

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 11, 2014, are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	The figures in this column represent the performance shares and units granted to the named executive officers and the other executive officers of the company.
(3)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014. The Vanguard Group, Inc., filing as a parent holding company, has sole voting power over 249,700 shares and sole dispositive power over 11,179,094 shares.

(4)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014. PRIMECAP Management Company has sole voting power over 2,248,596 shares and sole dispositive power over 8,892,724 shares. PRIMECAP Management Company, filing as an investment adviser, reported that no one client accounts for more than five percent of the total outstanding Common Stock.
(5)	Disclosure is made in reliance upon a statement on Schedule 13G/ filed with the Securities and Exchange Commission on January 28, 2014. BlackRock Inc., filing as a parent holding company, has sole voting power over 7,038,777 shares and sole dispositive power over 8,444,059 shares. BlackRock Inc. reported that various persons have the right to receive or the power to direct to receive the proceeds from the sale of the Common Stock, but that no single person’s interests in the Common Stock is more than five percent of the total outstanding Common Stock.
(6)	Includes 58,108 shares owned by Mr. Wiehoff’s spouse and children, and includes 15,211 shares underlying performance-based stock options exercisable within 60 days.
(7)	Includes 4,373 shares underlying performance-based stock options exercisable within 60 days.
(8)	Includes 12,664 shares owned by Mr. Lindbloom’s spouse and includes 4,565 shares underlying performance-based stock options exercisable within 60 days.
(9)	Includes 5,986 performance shares owned by Mr. Satterlee’s spouse and includes 5,705 shares underlying performance-based stock options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who beneficially own more than 10 percent of the company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors, and greater than 10 percent beneficial owners are required by the regulations of the Commission to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to the company and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10 percent beneficial owners were complied with in 2013.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter can be found on the Investor Relations page of the C.H. Robinson website at www.chrobinson.com. The Audit Committee of the company’s Board of Directors is comprised of the following independent directors: Robert Ezrilov, ReBecca Koenig Roloff, Brian P. Short, James B. Stake, and Mary J. Steele Guilfoile. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the current NASDAQ listing standards that apply to Audit Committee members, and that Mr. Ezrilov, Mr. Short, Ms. Guilfoile, and Mr. Stake each qualifies as an “Audit Committee Financial Expert,” as defined by the Securities and Exchange Commission.

Management is responsible for the company’s internal controls and the financial reporting process. C.H. Robinson’s independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor, and oversee the independent auditors.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the company’s independent accountants for the fiscal year ending December 31, 2013. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Our independent accountants also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants the independent accountant’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP as the company’s independent auditors.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Robert Ezrilov

ReBecca Koenig Roloff

Brian P. Short

James B. Stake

Mary J. Steele Guilfoile

The Members of the Audit Committee

of the Board of Directors

PROPOSAL TWO: ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE

OFFICERS (“SAY-ON-PAY”)

C.H. Robinson is providing its shareholders the opportunity to cast a non-binding advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement. This advisory vote is provided as required by section 14A of the Securities Exchange Act (15 U.S.C. 78n-1). C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following goals:

1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

2)	Provide incentive compensation aligned with company earnings at various levels;

3)	Emphasize team and company performance;

4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and

5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

We believe that our executive compensation program is aligned with the long-term interests of our shareholders. In considering this proposal we encourage you to review the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 15. It provides detailed information on our executive compensation, including our compensation philosophy and objectives and the 2013 compensation of our named executive officers.

C.H. Robinson annually requests shareholder approval of the compensation of our named executive officers. Our compensation disclosures, including our Compensation Discussion and Analysis, compensation tables, and discussion in this Proxy Statement, are done in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

As an advisory vote, this Proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

BOARD VOTING RECOMMENDATION:

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL THREE: SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as independent public accountants for C.H. Robinson for the fiscal year ending December 31, 2014. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer shareholder questions. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee is not obligated to appoint other accountants, but the Audit Committee will give consideration to such unfavorable vote.

Independent Auditors’ Fees

The following table summarizes the total fees for audit services provided by the independent auditor for the audit of our annual consolidated financial statements for the year ended December 31, 2013, and December 31, 2012. The table also includes fees billed for other services provided by the independent auditor during the same periods.

Fees	2013	2012
Audit Fees (a)	$1,350,888	$1,584,625
Audit-Related Fees (b)	132,350	750,307
Tax Fees (c)	608,145	434,559

Total	$2,091,383	$2,769,491

(a)	Fees for audit services billed or expected to be billed relating to 2013 and 2012 consisted of:

•	Audit of the company’s annual financial statements and internal controls over financial reporting

•	Reviews of the company’s quarterly financial statements

•	Statutory and regulatory audits, consents, and other services related to Securities and Exchange Commission matters

(b)	Fees for audit-related services billed or expected to be billed consisted of:

•	Employee benefit plan audit and due diligence procedures related to closed and prospective acquisitions

(c)	Fees for tax services billed for tax compliance and tax planning and advice:

•

Fees for tax compliance services totaled $596,685 and $284,559 in 2013 and 2012, respectively. Tax compliance services are services provided based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

•

Fees for tax planning and advice services totaled $11,460 and $150,000 in 2013 and 2012, respectively. Tax planning and advice are services provided for proposed transactions or other general tax planning matters.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services provided by the independent auditor during 2013 and 2012 were pre-approved, following the policies and procedures of the Audit Committee.

Preapproval Policy

All of the professional services were approved or preapproved in accordance with policies of the Audit Committee and the company. These polices describe the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that before work begins, a description of the services (the “Service List”) expected to be performed by the independent auditor, in each of the Disclosure Categories, be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not included on the Service List must be submitted to the Audit Committee for specific preapproval and cannot begin until approval has been granted. Normally, preapproval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific preapproval.

In addition, although not required by the rules and regulations of the Securities and Exchange Commission, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the company to receive immediate assistance from the independent auditor when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees.

The policy contains a de minimis provision that enables retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the preapproval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review, or other attest service;

2.	The total amount of all such services provided under this provision does not exceed the lesser of $20,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	The services were not recognized at the time of the engagement to be non-audit services;

4.	The services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors.

SOLICITATION OF PROXIES

C.H. Robinson is paying the costs of solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and this Proxy Statement. Proxies are being solicited primarily over the internet, but the solicitation may be followed by solicitation in person, by mail, by telephone, by facsimile, or by regular employees of C.H. Robinson without additional compensation. C.H. Robinson will reimburse brokers, banks and other custodians, and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the company’s shareholders.

PROPOSALS FOR THE 2015 ANNUAL MEETING

Consistent with our Bylaws and federal securities laws, any shareholder proposal to be presented at the 2015 Annual Meeting of Shareholders must be received at C.H. Robinson’s executive offices, 14701 Charlson Road, Eden Prairie, Minnesota 55347, not less than 90 days before the first anniversary of the prior year’s meeting. Assuming that our 2014 Annual Meeting is held on schedule, we must receive notice pertaining to the 2015 Annual Meeting no later than February 7, 2015. Proposals should be sent to the attention of the Secretary, and must include certain information about the shareholder, and the business they want to be conducted. These requirements are provided in greater detail in our company Bylaws. C.H. Robinson will exercise its discretionary authority with respect to any matter not properly presented by February 7, 2015. Furthermore, with respect to any proposal that a shareholder desires to be included in the company’s 2015 proxy materials, such notice must be received at the above address no later than November 28, 2014.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at C.H. Robinson Worldwide, Inc., Attention: Vice President, General Counsel, and Secretary, by telephone at (952) 937-7829, or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

GENERAL

Our Annual Report and Form 10-K for the fiscal year ended December 31, 2013, are available on the internet at www.proxyvote.com. The Annual Report is not part of the soliciting materials.

Please vote using the internet or by telephone or, if you elect to receive paper copies of the proxy materials, by mail. Please sign, date, and return your proxy or voting instruction form in the prepaid envelope you received. We encourage you to attend the May 8, 2014, Annual Meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, if you are not a registered shareholder, please bring with you some proof of C.H. Robinson Worldwide, Inc. Common Stock ownership, such as a current brokerage statement, and a form of identification bearing a photograph. No cameras, mobile telephones, or pagers will be allowed to be used in the meeting room.

The information in this Proxy Statement under the captions “Compensation Discussion and Analysis,” the “Compensation Committee Report,” and “Audit Committee Report” is not incorporated by reference into any filing by the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the company expressly so incorporates such information by reference. Additionally, the “Compensation Committee Report,” and “Audit Committee Report” are not “soliciting material” or to be “filed’ with the Securities and Exchange Commission.

By Order of the Board of Directors

Ben G. Campbell Vice President, General Counsel, and Secretary

March 28, 2014

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. Scott P. Anderson	☐	☐	☐
1b. Robert Ezrilov	☐	☐	☐
					For	Against	Abstain
1c. Wayne M. Fortun	☐	☐	☐	3. Ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
1d. Mary J Steele Guilfoile	☐	☐	☐
1e. Jodee A. Kozlak	☐	☐	☐
1f. ReBecca Koenig Roloff	☐	☐	☐	NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.
1g. Brian P. Short	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2. and 3.	For	Against	Abstain
2. To approve, by non-binding vote, named executive officer compensation.	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

C.H. ROBINSON WORLDWIDE, INC.

Annual Meeting of Shareholders

Thursday, May 8, 2014

1:00 P.M. Central Time

This Proxy is solicited by the C.H. Robinson Board of Directors. Please vote your Proxy as soon as possible.

By signing this document, I appoint John P. Wiehoff and Ben G. Campbell, or either of them, with full power of substitution to each, as proxy to represent me at the C.H. Robinson Annual Meeting of Shareholders, and at any associated adjournment(s). I also appoint each of them to vote all shares of Common Stock I am entitled to vote at the meeting as I have directed on the reverse side for each of the proposals in the Proxy Statement, and in their discretion on any other matters that may properly come before the meeting. C.H. Robinson’s Annual Meeting of Shareholders will be held at their office located at 14800 Charlson Road, Eden Prairie, Minnesota, on May 8, 2014 at 1:00 PM local time.

This Proxy, when properly executed, will be voted as you directed. If you do not give any direction, this Proxy will be voted FOR the election of each of the director nominees listed under Proposal 1, FOR the item in Proposal 2 and FOR the item in Proposal 3. The tabulator cannot vote the shares unless you vote by telephone, Internet, or by mail. If you choose to mail your Proxy, you must sign and return this proxy.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 08, 2014

C.H. ROBINSON WORLDWIDE, INC.

Meeting Information

Meeting Type:  Annual Meeting

For holders as of:   March 11, 2014

Date:  May 08, 2014              Time:  1:00 PM CDT

Location:    C.H. Robinson Worldwide, Inc.

          14800 Charlson Rd.

          Eden Prairie, MN 55347

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement        2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow è     (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:        www.proxyvote.com

2) BY TELEPHONE:    1-800-579-1639

3) BY E-MAIL*:             sendmaterial@proxyvote.com

*    If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow è     (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 24, 2014 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow è available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
Nominees
1a.	Scott P. Anderson
1b.	Robert Ezrilov
1c.	Wayne M. Fortun
1d.	Mary J Steele Guilfoile
1e.	Jodee A. Kozlak
1f.	ReBecca Koenig Roloff
1g.	Brian P. Short
The Board of Directors recommends you vote FOR proposals 2. and 3.

2.	To approve, by non-binding vote, named executive officer compensation.

3.	Ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.
NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.